EXHIBIT 21

                  SUBSIDIARIES OF BENCHMARK ELECTRONICS, INC.

BEI Electronics Ireland Ltd., a Republic of Ireland private limited company Benchmark Electronics FSC, Inc., a Barbados corporation
Benchmark Electronics Huntsville Inc., an Alabama corporation
AVEX Holdings, Inc., a Delaware corporation
Benchmark Electronics AB, a Swedish corporation
Benchmark Electronics Pte Ltd., a Singapore corporation
AVEX Constitution, Inc., a Delaware corporation
AVEX Liberty, Inc., a Delaware corporation
Benchmark Electronics de Mexico, S. de R.L. de C.V., a Mexican corporation Benchmark Electronics Servicios, S. de R.L. de C.V., a Mexican corporation AVEX International Corporation, an Alabama corporation
Benchmark Electronics Ltda, a Brazilian corporation
Benchmark BV Holdings, Inc., a Delaware corporation
Tedok B.V., a Netherlands corporation
Kilbride Holdings B.V., a Netherlands corporation
Benchmark Electronics UK Ltd, a Scottish corporation
Burle Caribe Holdings Limited, an Ireland corporation
Burle Cayman Holdings Limited, an Ireland corporation
Benchmark Electronics Cork, an Ireland corporation
Benchmark Elektronikai Termekeket Gyarto Fekekisegu Tarsasag (Benchmark Elektronikai Kft.), a Hungarian corporation

All subsidiaries are wholly owned, directly or indirectly, by Benchmark Electronics, Inc.